EXHIBIT 77Q3 TO FORM N-SAR

Registrant Name: Vanguard Municipal Bond Funds
File Number: 811-2687
Registrant CIK Number: 0000225997


Item 72, 73, 74 and 75

     Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72 through 75 completely, the Registrant has set forth in their entirety the complete responses to the indicated Items or Sub-Items below, in accordance with verbal instructions provided to the Registrant by the staff of the Commission on September 20, 2002, and September 23, 2002.


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Series 5 SEC Identifier S000002898 Tax-Exempt Money Market
Class 1 SEC Identifier C000007961

Item 73

Distributions per share for which record date passed during the period:

A)      1. Dividends from net investment income                                                                      $0.00005
				$0.00005

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